Exhibit 99.1
FOR IMMEDIATE RELEASE

THE WALT DISNEY COMPANY BOARD OF DIRECTORS UNANIMOUSLY VOTES TO EXTEND BOB CHAPEK’S CONTRACT AS CEO FOR THREE YEARS

Board Cites Chapek’s Strong Leadership During the Pandemic, Business Results, and Transformation Strategy in their Decision

Lake Buena Vista, Fla., June 28, 2022—Today, Today, The Walt Disney Company Board of Directors unanimously voted to extend Bob Chapek’s contract as Chief Executive Officer for three years.

“Disney was dealt a tough hand by the pandemic, yet with Bob at the helm, our businesses—from parks to streaming—not only weathered the storm, but emerged in a position of strength,” said Susan Arnold, Chairman of the Board. “In this important time of growth and transformation, the Board is committed to keeping Disney on the successful path it is on today, and Bob’s leadership is key to achieving that goal. Bob is the right leader at the right time for The Walt Disney Company, and the Board has full confidence in him and his leadership team.”

“Leading this great company is the honor of a lifetime, and I am grateful to the Board for their support,” said Bob Chapek, Chief Executive Officer. “I started at Disney almost 30 years ago, and today have the privilege of leading one of the world’s greatest, most dynamic companies, bringing joy to millions around the world. I am thrilled to work alongside the incredible storytellers, employees, and Cast Members who make magic every day.”

Chapek, 63, has had a nearly 30-year career at Disney. Chapek became the 7th CEO in Disney’s nearly 100-year history just weeks before the company’s theme parks and the majority of its content production was shut down due to COVID-19. Since then, he has set Disney on a course to lead the entertainment industry well into the company’s next century, with a keen focus on storytelling excellence, innovation, and audiences.

Prior to becoming CEO, Chapek served as Chairman of Disney Parks, Experiences and Products since the segment’s inception in 2018, and prior to that was Chairman of Disney Parks and Resorts since 2015. Chapek also led Disney Consumer Products and served as president of Distribution for The Walt Disney Studios, and president of Walt Disney Studios Home Entertainment.

Contacts:
Kristina Schake
Global Communications
(818) 391-6661
kristina.schake@disney.com

Liz Jaeger
Corporate Communications
(310) 500-9768
liz.jaeger@disney.com